UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16. Form
4 or Form 5 obligations may continue. See Instruction 1(b).

1. Name and Address of Reporting Person

   Algonquin Capital Management, LLC
   440 Main Street
   Ridgefield, Connecticut 06877

   and the Reporting Person(s) listed on Addendum 1 hereto.

2. Issuer Name and Ticker or Trading Symbol

   Ocean Power Corporation (PWRE)

3. IRS Number of Reporting Person (Voluntary)



4. Statement for Month/Year

   09/01

5. If Amendment, Date of Original (Month/Year)



6. Relationship of Reporting Person(s)to Issuer (Check all applicable)

   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (check Applicable Line)

   __Form filed by One Reporting Person
   X Form filed by More than One Reporting Person.

Page 1 or 3

                                       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                             DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security|2. Transaction|3. Transaction|4. Securities           |5. Amount of    |6. Ownership |7. Nature of|
   (Instr. 3)       |   Date       |   Code       |   Acquired (A)         |Securities      |Form:        | Indirect   |
                    |              |   (Instr. 8) |   or Disposed          |Beneficially    |Direct (D)   | Beneficial |
                    |   (Month/    |              |   of (D)               |Owned at End    |or Indirect  | Ownership  |
                    |   Day/       |              |   (Instr. 3,4,         |of Month        |(I)          | (Instr. 4) |
                    |   Year)      |              |   and 5)               |(Instr. 3 and 4)|(Instr. 4)   |            |
                    |              |      |       |         | (A) or|      |                |             |            |
                    |              |Code  |   V   |   Amount| (D)   |Price |                |             |            |
________________________________________________________________________________________________________________________
                                                                               1,799,000         D, I           +
------------------------------------------------------------------------------------------------------------------------

                                       TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                           DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of   | 2. Conver-   | 3. Trans-   | 4. Trans-   | 5. Number of   | 6. Date Exer-     | 7. Title and Amount   |
   Derivative | sion or      |    action   |    action   |    Derivative  |    cisable and    |    of Underlying      |
   Security   | Exercise     |    Date     |    Code     |    Securities  |    Expiration     |    Securities         |
   (Instr. 3) | Price of     |    (Month/  |    (Instr.  |    Acquired    |    Date           |    (Instr. 3 and 4)   |
              | Deri-        |    Date/    |     8)      |    (A) or      |    (Month/Day/    |                       |
              | vative       |    Year)    |             |    Disposed of |    Year)          |                       |
              | Security     |             |             |    (D) (Instr. |                   |                       |
              |              |             |             |    3, 4 and 5) |                   |                       |
              |              |             |_____________|________________|___________________|_______________________|
              |              |             |      |      |        |       |         |         |         |             |
              |              |             |      |      |        |       | Date    | Expira- |         | Amount or   |
              |              |             |      |      |        |       | Exer-   | tion    |         | Number of   |
              |              |             | Code |  V   |  (A)   | (D)   | cisable | Date    |   Title | Shares      |
______________|______________|_____________|______|______|________|_______|_________|_________|_________|_____________|
              |              |             |      |      |        |       |         |         |         |             |
              l              l             l      l      l        l       l         l         l         l             l
Warrants        $1.50 per        09/19/01     P              1             09/19/01   09/18/04   Common    500,000
                 share                                                                           Stock


| 8. Price of    | 9. Number of    | 10. Ownership   | 11. Nature of   |
|    Derivative  |    derivative   |     Form of     |     Indirect    |
|    Security    |    Securities   |     Derivative  |     Beneficial  |
|    (Instr. 5)  |    Benefi-      |     Security    |     Ownership   |
|                |    cially       |     Direct (D)  |    (Instr. 4)   |
|                |    Owned at     |     or Indirect |                 |
|                |    End of       |     (I) (Instr. |                 |
|                |    Month        |     4)          |                 |
|                |    (Instr. 4)   |                 |                 |
|________________|_________________|_________________|_________________|
|                |                 |                 |                 |
l                l                 l                 l                 l
  $500,000.00            5                D, I                +






ALGONQUIN CAPITAL MANAGEMENT, L.L.C.

     /s/ Michael Lockwood*
By:  _________________________
     Title: Member-Manager


MICHAEL LOCKWOOD

     /s/ Michael Lockwood*
By:  _________________________

** Signature of Reporting Persons

Date: November 2, 2001

Explanation of Responses:


+       Michael Lockwood may be deemed to be a controlling person
of Algonquin and Lockwood Children's Longterm Trust and therefore may be deemed to be the indirect beneficial owner of the 1,799,000 shares of Ocean Power Corp., and five warrants that can be exercised for 3,288,000 shares of Ocean Power Corp., that are owned directly by Algonquin and Lockwoodv Children's Longterm Trust.

* Not to be construed as an admission of beneficial ownership.

**      Intentional misstatements or omissions of facts
constitute Federal Criminal Violations. See U.S.C. 1001 and 15
U.S.C. 78ff(a).

                          ADDENDUM 1

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1. Name and Address of Reporting Person

   Michael Lockwood
   440 Main Street
   Ridgefield, Connecticut 06877

2. Issuer Name and Ticket or Trading Symbol

   Ocean Power Corporation (PWRE)

3. IRS Number of Reporting Person
   (Voluntary)


4. Statement for Month/Year

   09/01